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                                                               Exhibit No. 15(c)

                 PAINEWEBBER INVESTMENT SERIES -- CLASS D SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                    UNDER THE INVESTMENT COMPANY ACT OF 1940

         WHEREAS, PaineWebber Investment Series ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and currently offers for public sale five distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios and have been designated as the PaineWebber Global Income Fund, PaineWebber Global Energy Fund, PaineWebber Global Growth and Income Fund, PaineWebber Europe Growth Fund and PaineWebber Short-Term Global Income Fund; and

         WHEREAS, the Fund desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class D shares of the above-referenced Series and of such other Series as may hereafter be designated by the Fund's board of trustees ("Board") and have Class D shares established; and

         WHEREAS, the Fund has entered into a Distribution Contract ("Contract") with Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") pursuant to which Mitchell Hutchins has agreed to serve as Distributor of the Class D shares of each such Series;

         NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class D shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

         1. A. The following Series of the Fund are authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class D shares, distribution fees at the rate (on an annualized basis) set forth below of the average daily net assets of the Series' Class D shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

         PaineWebber Global Income Fund                     0.50%
         PaineWebber Global Energy Fund                     0.75%
         PaineWebber Global Growth and
              Income Fund                                   0.75%
         PaineWebber Europe Growth Fund                     0.75%
         PaineWebber Short-Term Global
              Income Fund                                   0.50%

                  B. Any Series hereafter established is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class D Shares, a distribution fee in the amount to be agreed upon in a written distribution fee addendum to this

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Plan ("Distribution Fee Addendum") executed by the Fund on behalf of such
Series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Plan.

                  C. Each Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class D shares, a service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Series' Class D shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  D. Any Series may pay a distribution or service fee to Mitchell Hutchins at a lesser rate than the fees specified above, as agreed upon by the Board and Mitchell Hutchins and as approved in the manner specified in Paragraph 4 of this Plan.

         2. As Distributor of the Class D shares of each Series, Mitchell Hutchins may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class D shares of the Series or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Mitchell Hutchins; compensation to and expenses, including overhead and telephone and other communication expenses, of Mitchell Hutchins, PaineWebber Incorporated ("PaineWebber") and other selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

         3. This Plan shall not take effect with respect to the Class D shares of any Series unless it first has been approved by a vote of the then sole shareholder of the Class D shares of the Series.

         4. This Plan shall not take effect with respect to the Class D shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Series' Class D shares have reached the conclusion required by Rule 12b-l(e) under the 1940 Act

         5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect and continue in full force and effect until a meeting of the Class D shareholders held after the initial offering of such shares of such Series to the public. If approved at such meeting by a vote of a majority of the outstanding voting securities of the Class D shares of such Series, the Plan shall continue in full force and effect with respect to the Class D shares of such Series for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

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         6. Mitchell Hutchins shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class D shares of each Series by Mitchell Hutchins under this Plan and the Contract and the purposes for which such expenditures were made. Mitchell Hutchins shall submit only information regarding amounts expended for "distribution activities," as defined in this Paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 6, to the Board in support of the service fee payable hereunder.

         For purposes of this Plan, "distribution activities" shall mean any activities in connection with Mitchell Hutchins' performance of its obligations under this Plan or the Contract that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by Mitchell Hutchins or PaineWebber of personal, continuing services to investors in the Class D shares of the Series; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD" ) adopts a definition of "service fee" for purposes of Section 26(d) of the NASD Rules of Fair Practice that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Mitchell Hutchins and PaineWebber related to their "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         7. This Plan may be terminated with respect to the Class D shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class D shares of that Series.

         8. This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraph 1A or 1B hereof or the amount of service fees provided for in Paragraph 1C hereof unless such amendment is approved in the manner provided for initial approval in paragraphs 3 and 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 5 hereof.

         9. The amount of the distribution and service fees payable by the Series to Mitchell Hutchins under Paragraphs 1 hereof and the Contract is not related directly to expenses incurred by Mitchell Hutchins on behalf of such Series in serving as Distributor of the Class D shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse Mitchell Hutchins for such expenses. The distribution and service fees set forth in Paragraph 1 hereof will be paid by the Series to Mitchell Hutchins until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class D shares of any Series, any distribution expenses incurred by Mitchell Hutchins on behalf of the Class D shares of the Series in excess of payments of the distribution and service fees specified in Paragraphs 1 hereof and the Contract which Mitchell Hutchins has received or accrued


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through the termination date are the sole responsibility and liability of
Mitchell Hutchins, and are not obligations of the Series.

         10. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         13. The Trustees of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and Mitchell Hutchins or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Fund has caused this Plan of Distribution to be executed on the day and year set forth below in New York, New York.

         Date: July 1, 1992

ATTEST                     PAINEWEBBER INVESTMENT SERIES

/s/ Teresa M. Boyle        By:/s/ Dianne E. O'Donnell
-------------------           -----------------------
Teresa M. Boyle                   Dianne E. O'Donnell

                          Secretary and Vice President

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